FOR IMMEDIATE RELEASE Contact Information
Josh Klaetsch
Phone: 701-837-7104
Email: IR@centerspacehomes.com

CENTERSPACE ANNOUNCES FOURTH ANNUAL ENVIRONMENTAL,
SOCIAL, AND GOVERNANCE REPORT

MINNEAPOLIS, MN, August 24, 2023 – Centerspace (NYSE: CSR) published its 2022 Environmental, Social, and Governance (ESG) Report, highlighting the company's commitment to sustainable business practices in the multifamily industry. This is the company's fourth annual report following its 2019 formation of an Environmental, Social, and Governance Committee established to lead the charge in identifying, implementing, and tracking the progress of various sustainability initiatives.

In 2022, Centerspace focused on setting formal ESG targets to guide the company’s ESG strategy over the next five to eight years. Other key accomplishments throughout the year include completion of the company’s initial GRESB (formerly known as the Global Real Estate Sustainability Benchmark) submission, enhancing resident engagement and reputation management efforts, and being named the National Apartment Association’s Leading Organization in Diversity, Equity, and Inclusion.

"We are in a position where we can easily identify the investments that we need to make to enhance our commitment to ESG, and I am looking forward to our continued execution of these important initiatives," said Anne Olson, Centerspace President and CEO.

Centerspace is committed to exploring and implementing common-sense business practices that further its ability to operate in an environmentally responsible manner. This includes being good stewards of resources, pursuing opportunities to minimize consumption, managing and reducing waste, and conserving energy and water.

The full report can be accessed on the Centerspace website at:
https://ir.centerspacehomes.com/corporate-overview/corporate-governance/default.aspx

About Centerspace
Centerspace is an owner and operator of apartment communities committed to providing great homes by focusing on integrity and serving others. Founded in 1970, as of June 30, 2023, Centerspace owned interests in 75 apartment communities consisting of 13,497 apartment homes located in Colorado, Minnesota, Montana, Nebraska, North Dakota, and South Dakota. In 2022, Centerspace was named the National Apartment Association’s Leading Organization in Diversity, Equity, and Inclusion. For more information, please visit www.centerspacehomes.com.

If you would like more information about this topic, please contact Josh Klaetsch, Director of Investor Relations, at 701-837-7104, or IR@centerspacehomes.com.